EXHIBIT 99.1

Heelys, Inc. Reports Fourth Quarter and Fiscal 2011 Year-End Financial Results

DALLAS, March 20, 2012 (GLOBE NEWSWIRE) -- Heelys, Inc. (Nasdaq:HLYS) today reported the following financial results for the fourth quarter and fiscal year ended December 31, 2011.

Year-over-Year Quarterly Comparisons

On a consolidated basis, net sales increased $4.2 million from $6.7 million for the three months ended December 31, 2010, to $10.9 million for the three months ended December 31, 2011. Domestic net sales increased $2.0 million from $3.2 million for the three months ended December 31, 2010, to $5.2 million for the three months ended December 31, 2011. This increase was primarily the result of expanded placement, when compared to last year, in existing and new retail outlets, as well as the sale of the Company's new brand Sidewalk Sports™ which was introduced during the fourth quarter of 2011 and sold in the U.S. exclusively at Kmart stores. International net sales increased $2.2 million from $3.5 million for the three months ended December 31, 2010, to $5.7 million for the three months ended December 31, 2011. This increase was primarily the result of increased sales in Italy, where the Company sells directly to retailers, increased sales to the Company's independent distributor in the United Kingdom and sales to the Company's independent distributor in the United Arab Emirates, a new market for the Company.

Consolidated gross profit margin was consistent at 36.2% and 36.8% for the three months ended December 31, 2011 and 2010, respectively.

Selling, general and administrative expenses were consistent at $6.0 million and $5.9 million for the three months ended December 31, 2011 and 2010, respectively.

Loss from operations decreased to a loss of $2.1 million for the three months ended December 31, 2011, from a loss of $3.5 million for the three months ended December 31, 2010. Loss from operations for the three months ended December 31, 2011 includes the impact of $812,000 in inventory impairment charges, and related reserve adjustments, attributable to inventory purchased in the first quarter of 2011 from the Company's former Japanese distributor.

The Company reported a net loss of $2.0 million, or $(0.07) per fully diluted share, for the three months ended December 31, 2011, versus a net loss of $3.2 million, or $(0.12) per fully diluted share for the three months ended December 31, 2010.

Year-over-Year Comparisons

On a consolidated basis, net sales increased $1.6 million from $30.4 million for the year ended December 31, 2010, to $32.0 million for the year ended December 31, 2011. Domestic net sales increased $3.3 million from $8.6 million for the year ended December 31, 2010, to $11.9 million for the year ended December 31, 2011. This increase was primarily the result of expanded placement, when compared to last year, in existing and new retail outlets, as well as the sale of the two-wheeled Sidewalk Sports™ product which was sold in the U.S. exclusively at Kmart stores during the fourth quarter. International net sales decreased $1.7 million to $20.1 million for the year ended December 31, 2011, from $21.8 million for the year ended December 31, 2010. This decrease was primarily the result of a decline in sales in the Company's Japanese market.

On a consolidated basis, gross profit margin was consistent at 41.6% for the years ended December 31, 2011 and 2010.

Selling, general and administrative expenses were $19.5 million for the year ended December 31, 2011, compared to $17.4 million for the year ended December 31, 2010. This increase was primarily due to increased sales in Italy, resulting in increased commission expense and distribution costs, and costs associated with the opening of the Company's Japan office during the first quarter of 2011.

Loss from operations increased from a loss of $4.7 million for the year ended December 31, 2010, to a loss of $6.2 million for the year ended December 31, 2011. The increase in loss from operations was primarily the result of costs associated with the opening of the Company's Japan office in 2011, and $1.2 million in inventory impairment charges and related reserve adjustments, including $812,000 in charges attributable to inventory purchased in the first quarter of 2011 from our previous Japanese distributor.

The Company reported a net loss of $5.6 million, or $(0.20) per fully diluted share, for the year ended December 31, 2011, versus a net loss of $4.0 million, or $(0.14) per fully diluted share, for the year ended December 31, 2010.

Balance Sheet

Combined cash and investments decreased to $58.4 million as of December 31, 2011, from $67.6 million as of December 31, 2010, as a result of cash used in operating activities. The increase in accounts receivables was primarily a result of increased sales; the increase in inventories primarily to support sales in the first half of 2012; and, the increase in accounts payable and accrued liabilities primarily due to inventory related purchases.

International Efficiency and Cost Reduction Initiative

As part of an initiative to improve efficiency and reduce costs, the Company began taking steps in the first quarter of 2012 to close its office in Brussels, Belgium and transition the business operations conducted through that office to its French and German offices. Financial management and reporting for the Company's Belgian subsidiary will be transitioned to its headquarters in the United States. The actions taken thus far to implement this initiative are expected to be substantially completed by June 30, 2012, with the total cumulative pre-tax costs estimated to be $0.9 million to $1.3 million. The Company currently anticipates that approximately 90% of these costs will relate to cash outlays, primarily related to employee separation expense and professional fees. The Company does not anticipate that the actions taken thus far with respect to the initiative will result in annual savings in 2012, but estimates annual savings of approximately $1.5 million in future years.

Management Comments

Tom Hansen, chief executive officer of the Company, commented, "Q4 confirmed a lot of what we learned over the previous two quarters. We continue to have one significant hurdle in our turnaround plan and that is rebuilding retail distribution in a tough economy with retailers who are still reluctant to take inventory. We're tackling this head-on by doing tests at retail, developing new products and brands internally, adding brands to our distribution portfolio as well as creating and funding new point of sale materials to make our "on trend" new designs stand out in stores. These initiatives have resulted in a 38% increase in U.S. sales in 2011. Specifically, our HX2™ has answered a significant challenge by providing a simple, easy to use, introductory product to take on the challenges some younger kids face with traditional HEELYS wheeled-footwear. Sidewalk Sports™ wheeled footwear has also answered the challenge it was designed to address. Our first run during holiday was outstanding and we are introducing the product to retailers in appropriate markets across the world to take on knockoffs and provide moms with a price point that they feel is "risk free" for them. While most of Europe remains sluggish, we're seeing the first signs of a renewal in Japan and a resurgence in the U.K."

Conference Call

The Company will host a conference call and webcast on Wednesday, March 21, 2012 to discuss its fourth quarter and fiscal 2011 year-end financial results. The teleconference will begin at 11:00 a.m. Eastern Time. To participate in the teleconference, investors should dial (877) 342-9747 a few minutes before the start of the call. International callers may dial (678) 304-6848. The broadcast will also be available at http://investors.heelys.com/index.cfm. An audio replay of the webcast will be archived on the Heelys' investor website for 1 year.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products primarily under the HEELYS(R) brand targeted to the youth market. The Company's primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel. Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel. HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Heelys are "forward-looking statements" for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "may," "will," "should," "can," the negatives thereof, variations thereon, similar expressions, or discussions of strategy. All forward-looking statements are based upon management's current expectations and various assumptions, but they are inherently uncertain, and Heelys may not realize its expectations and the underlying assumptions may not prove correct. Heelys' actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of Heelys' net sales are generated by one product, Heelys' intellectual property may not restrict competing products that infringe on its patents from being sold, continued changes in fashion trends and consumer preferences and general economic conditions, Heelys' dependence on its relationships with retail customers and independent distributors with whom Heelys does not have long term contracts, Heelys outsources all of its manufacturing to, and relies on, a limited number of independent manufacturers, Heelys' distribution model and recent moves in select markets to takeover distribution of its products directly to customers contains inherent risks, Heelys is subject to the risks of conducting business internationally, foreign exchange rate fluctuations could harm its results of operations, Heelys has expanded its product offering to mass merchants which may affect its brand image and reputation, Heelys may not be able to successfully introduce new product categories and additional factors which are detailed in Heelys' filings with the Securities and Exchange Commission, including the Risk Factors contained in Heelys' Annual Report on Form 10-K, as modified and supplemented in other filings from time to time. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and Heelys undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net sales	$ 10,948	$ 6,732	$ 32,017	$ 30,436
Cost of sales	6,985	4,253	18,697	17,783
Gross profit	3,963	2,479	13,320	12,653

Selling, general and administrative expenses	6,013	5,934	19,486	17,397
Loss from operations	(2,050)	(3,455)	(6,166)	(4,744)

Other (income) expense, net	(64)	(64)	(805)	(1,020)
Loss before income taxes	(1,986)	(3,391)	(5,361)	(3,724)

Income tax expense (benefit)	(6)	(178)	239	267

Net loss	$ (1,980)	$ (3,213)	$ (5,600)	$ (3,991)

Net loss per share:
Basic and Diluted	$ (0.07)	$ (0.12)	$ (0.20)	$ (0.14)

Weighted-average shares:
Basic and Diluted	27,571	27,571	27,571	27,571

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands)

Assets	December 31, 2011	December 31, 2010

Current Assets:
Cash and cash equivalents	$ 17,925	$ 35,320
Investments	40,469	32,299
Accounts receivable, net of allowances	7,077	3,135
Inventories	8,836	6,810
Prepaid expenses and other current assets	1,193	689
Income taxes receivable	133	--
Deferred income taxes	14	8
Total current assets	75,647	78,261

Property and Equipment, net of accumulated depreciation	570	798
Patents and Trademarks, net of accumulated amortization	320	372
Intangible Assets, net of accumulated amortization	380	689
Goodwill	1,532	1,568
Deferred Income Taxes	364	126

Total Assets	$ 78,813	$ 81,814

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$ 2,277	$ 1,089
Accrued liabilities	2,974	1,661
Income taxes payable	--	506
Deferred income taxes	104	18
Total current liabilities	5,355	3,274

Long Term Liabilities:
Income taxes payable	660	547
Deferred income taxes	40	2
Other long term liabilities	247	219

Total Liabilities	6,302	4,042

Stockholders' Equity:
Common stock	28	28
Additional paid-in capital	66,126	65,691
Retained earnings	6,941	12,541
Accumulated other comprehensive loss	(584)	(488)
Total stockholders' equity	72,511	77,772

Total Liabilities and Stockholders' Equity	$ 78,813	$ 81,814
CONTACT: Heelys, Inc.
         Craig Storey, 214-390-1831
         Chief Financial Officer